SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2008

Amazon.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	5961	91-1646860
(State of incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

1200 12th Avenue South, Suite 1200

Seattle, WA 98144

(206) 266-1000

(Address Including Zip Code, and Telephone Number, Including Area Code,

of Registrant’s Principal Executive Offices)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On January 31, 2008, Amazon.com, Inc. (“Amazon.com”) and Audible, Inc. (“Audible”) issued a joint press release to announce their entry into an Agreement and Plan of Merger, dated as of January 30, 2008 (the “Merger Agreement”). A copy of the joint press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

*     *     *

The tender offer for the outstanding common stock of Audible has not yet commenced. The press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Audible common stock will be made only pursuant to an offer to purchase on Schedule TO and related materials that Amazon.com intends to file with the SEC. Audible also intends to file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. Audible stockholders and other investors should read these materials carefully when they become available because they will contain important information, including the terms and conditions of the offer. Audible stockholders and other investors will be able to obtain copies of these materials without charge from the SEC through the SEC’s website at www.sec.gov, from Georgeson Inc., the information agent for the offer, toll-free at (866) 328-5439 (banks and brokers call (212) 440-9800), from Amazon.com (with respect to documents filed by Amazon.com with the SEC) by going to Amazon.com’s Investor Relations Website at http://www.amazon.com/ir, or from Audible (with respect to documents filed by Audible with the SEC) by going to Audible’s Investor Relations Website at www.audible.com/ir. Stockholders and other investors are urged to read those materials carefully prior to making any decisions with respect to the offer.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release, dated January 31, 2008.

SIGNATURE

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: January 31, 2008

Amazon.com, Inc.

By:	/s/ L. Michelle Wilson
Name: L. Michelle Wilson
Title: Senior Vice President and General Counsel

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